Exhibit 3.1

AMENDMENT TO AMENDED AND

RESTATED ARTICLES OF INCORPORATION

OF

CTI BIOPHARMA CORP.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of CTI BioPharma Corp., a Washington corporation (the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is CTI BioPharma Corp.

SECOND: This amendment to the Corporation’s Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”) was approved by the Board of Directors of the Corporation on October 31, 2014.

THIRD: The increase in the Corporation’s authorized shares of stock reflected in this amendment to the Restated Articles was duly approved by the shareholders of the Corporation on February 27, 2015 in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

FOURTH: Section 1 of Article II of the Restated Articles is amended to read in its entirety as follows:

“ARTICLE II”

Authorized Capital Stock

1. Classes. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue shall be Three Hundred Fifteen Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (315,333,333); the total number of authorized shares of Common Stock shall be Three Hundred Fifteen Million (315,000,000); and the total number of authorized shares of Preferred Stock shall be Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333).

FIFTH: These Articles of Amendment shall be effective on February 27, 2015.

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation, and I am authorized to execute this Amendment to the Amended and Restated Articles of Incorporation on behalf of the Corporation.

EXECUTED this 27th day of February 2015.

CTI BIOPHARMA CORP.,
a Washington corporation

By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance & Administration